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                                                                    Exhibit 99.1

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PINNACLE TOWERS                                                             NEWS
   301. N. Cattlemen Rd, Sarasota, Florida 34232
                                      941-364-8886. Ext. 1175   FAX 941-364-8761
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FOR IMMEDIATE RELEASE                                             SYMBOL: BIGT
Friday December 22, 2000                                          TRADED: Nasdaq

            PINNACLE HOLDINGS INC. ANNOUNCES STOCKHOLDER RIGHTS PLAN

SARASOTA, FLORIDA, December 22, 2000 - Pinnacle Holdings, Inc., (Nasdaq:BIGT) announced today that its Board of Directors has approved the adoption of a stockholder rights plan by which rights will be distributed as a dividend at the rate of one preferred stock purchase right for every outstanding share of common stock of the Company held by stockholders of record as of January 12, 2001.

The rights plan is intended to protect stockholders by deterring coercive takeover tactics, including the accumulation of beneficial ownership of 15% or more of the Company's common stock in the open market or through private transactions, and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders. The rights plan will expire ten years from the record date.

Additional information regarding the rights plan will be contained in a report on Form 8-K that the Company will file with the Securities and Exchange Commission, and in a summary to be mailed to all stockholders of record as of the close of business on January 12, 2001.

Pinnacle Holdings, Inc. is a leading provider of communication site rental space in the United States. Pinnacle is headquartered in Sarasota, Florida. For more information on Pinnacle visit its web site at http://www.pinnacletowers.com. Information provided in our web site is not incorporated into the Company's most recent SEC filings.

This press release contains forward-looking statements that involve a number of risks and uncertainties. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisition and construction activities; (ii) dependence on demand for wireless communications; (iii) the success of the Company's acquisition and construction programs; (iv) the Company's outstanding debt and its ability to repay such debt; (v) future capital needs; (vi) risks associated with acquisitions; (vii) risks associated with retaining the Company's significant customers; and (viii) risks associated with the disposition of the Company's collocation facility ownership business. Information concerning the factors that could cause actual results to differ materially from those expectations and estimates are contained in the risk factors section of the Company's Amendment to its Registration Statement on Form S-3, filed with the SEC on September 19, 2000, and the Company's other securities filings, as to reflect events or circumstances after the date hereof.


For further information, contact Jeff Card, Chief Financial Officer at 941-364-8886 ext. 1339.